EXHIBIT 99.1

Tuesday, February 22, 2005 7:00 am EDT

ARROWHEAD RESEARCH LAUNCHES NEW SUBSIDIARY TO FOCUS ON

DELIVERY AND THERAPEUTIC USE OF RNA INTERFERENCE

Pasadena, California – (Businesswire) – February 22, 2005 – Arrowhead Research Corporation (NASDAQ: ARWR & ARWRW), announced today that it has launched Calando Pharmaceuticals, Inc., a new majority-owned subsidiary. Calando is a nanobiotechnology company focused on developing and commercializing exclusively licensed proprietary technologies for the therapeutic use of RNA interference, or “RNAi.” Calando intends to combine novel RNAi delivery technologies, developed at the California Institute of Technology (Caltech), with a scientific leadership team experienced in the areas of non-viral nucleic acid delivery and RNAi.

“To our knowledge, this is one of the first nanobiotechnology companies working exclusively on RNA interference. The addition of Calando as an Arrowhead subsidiary further diversifies our portfolio of companies commercializing nanoscale materials and devices for a variety of markets,” said R. Bruce Stewart, President of Arrowhead Research Corporation.

RNAi can be used to prevent the expression of specific genes and has the potential to provide new and more effective treatments against various diseases. Calando believes that its exclusively licensed non-viral delivery technologies will enable Calando’s team to overcome the primary hurdle to the therapeutic use of RNAi: an effective delivery mechanism.

In addition to Arrowhead, the founders of Calando include Dr. Mark Davis of Caltech and Dr. John Rossi, a molecular geneticist at the City of Hope’s Beckman Research Institute. Other co-founders include Matt Vincent, a partner at the law firm of Ropes & Gray, who is a recognized expert in the field of intellectual property relating to RNAi, and John Petrovich, who will be CEO of Calando. In exchange for an equity stake, Caltech will license certain RNAi technology to Calando.

Dr. Davis is the Warren and Katharine Schlinger Professor of Chemical Engineering at the California Institute of Technology. He is the Founding Scientist at both Calando Pharmaceuticals and Insert Therapeutics, another majority-owned subsidiary of Arrowhead Research, which is focused on developing proprietary formulations of small molecule drugs and drug delivery systems. Dr. Davis is a leading expert in creating new materials by design and specifically materials for the systemic delivery of nucleic acids.

Dr. Rossi, Chair of the Division of Molecular Biology and Dean of the Graduate School of Biological Sciences of the Beckman Research Institute at the City of Hope, Duarte, California, is widely regarded as a world leader in the development of RNA interference and in clinical research with nucleic acids for the treatment of various diseases. His innovative work over many years at the City of Hope has earned the respect of international scientists and clinicians alike.

The name “Calando” derives from a musical term that means to play slower and softer, and ultimately to die away. “Given the gene-silencing properties of RNAi technology, the name seemed highly appropriate,” Dr. Davis said.

About Arrowhead Research Corporation

Arrowhead Research is a nanotechnology company structured to bring together a diverse and innovative mix of technologies, rights to a broad suite of intellectual property, and some of the most respected minds in this dynamic field. There are three strategic components to Arrowhead’s business model:

•	Forming or acquiring majority-owned subsidiaries engaged in the development and commercialization of nanoscale materials, devices, and systems.

•	Funding of nanoscience research at universities in exchange for the exclusive right to commercialize resulting intellectual property.

•	Acquisition, license and sublicense of intellectual property in the field of nanotechnology.

Before the formation of Calando, Arrowhead Research operated three other majority-owned subsidiary companies:

•	Aonex Technologies, Inc. is developing and commercializing proprietary semiconductor nanomaterial technology.

•	Insert Therapeutics, Inc. is developing and commercializing proprietary nanometer-sized therapeutics.

•	Nanotechnica, Inc. is developing capabilities for mass-production of a variety of different, proprietary nanoscale devices and systems.

Arrowhead is also funding three research efforts in nanotechnology at Caltech in the areas of nanomaterials, nanoelectronics, and nanobiomolecular tools.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, without limitation, our developmental stage and limited operating history, our ability to successfully develop products, rapid technological change in our markets, demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Forms 8-K and 8-K/A, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Contact

R. Bruce Stewart, President

Telephone:        626.792.5549

Email:    bruce@arrowres.com